Exhibit 10.1

AMENDMENT OF

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of this 17th day of July, 2014 by and between Cardinal Financial Corporation, a Virginia corporation (the “Cardinal”), and Alice P. Frazier (“you” and all similar references).

WHEREAS, Cardinal entered into a March 17, 2010 Executive Employment Agreement with you, stating in Section 2 a term that cannot extend beyond March 30, 2015, and

WHEREAS, Cardinal and you desire now to amend the Executive Employment Agreement so that its term may extend beyond March 30, 2015.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cardinal and you hereby agree as follows.

1.                                      Amendment of Section 2.  So that the Executive Employment Agreement is not required by its terms to terminate on or before March 30, 2015 and so that the term of the Executive Employment Agreement may instead extend beyond March 30, 2015, the text of Section 2 shall be deleted in its entirety and shall be replaced with the notation “[Reserved].”  The text being deleted is reproduced below, struck through —

2.                                      ~~Contract Term.  The term of this Agreement shall commence on March 17, 2010 and shall continue from that date for three (3) years unless terminated prior thereto by either Cardinal or you as provided in Section 4. If the parties do not wish to renew this Agreement when it expires at the end of the initial or any renewal hereof as hereinafter provided or if either of the parties wishes to renew this Agreement on different terms than those contained herein, Cardinal or you shall give written notice of such intent to the other party at least six (6) months prior to the expiration date. In the absence of such notice, this Agreement shall be renewed on the same terms and conditions contained herein for one year from the date of expiration. Notwithstanding the aforementioned terms of this section, this agreement shall terminate on March 30, 2015. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. References herein to the term of this Agreement shall refer both to the initial term and any successive term as the context requires.~~

As amended, Section 2 shall provide in its entirety as follows —

2.                                      [Reserved].

2.                                      The Executive Employment Agreement remains in full force and effect.  As amended by this Amendment, the March 17, 2010 Executive Employment Agreement with you remains in full force and effect.

3.                                      Use of defined terms.  All terms used but not defined in this Amendment are used as defined in the March 17, 2010 Executive Employment Agreement.

IN WITNESS WHEREOF, Alice P. Frazier and a duly authorized officer of the Cardinal have executed this Amendment as of the date first written above.

CARDINAL:
Cardinal Financial Corporation

/s/ Alice P. Frazier	By:	/s/ Bernard H. Clineburg
Alice P. Frazier			Bernard H. Clineburg
		Its:	Chairman and Chief Executive Officer